AMENDMENT to the Bylaws of Gold Capital Corporation, a corporation organized and existing under the laws of the State of Colorado, adopted this 6th day December 1996.

I. Article I, Section 1.D. of the Bylaws is hereby amended to read in its entirety as follows:

     "Article I, Section 1 Annual Meetings. D. Notice. Written notice at the address last shown on the books of the Corporation stating the place, day and hour of the meeting, and in the case of a Special Meeting the purpose for which the meeting is called, shall be delivered not less than thirty
     (30) days nor more than fifty (50) days before the date of the meeting, either personally or by mail at the direction of the President, Secretary or other officer or person calling the meeting."; and further

II. Article II, Section 5.A. of the Bylaws is hereby amended to read in its entirety as follows:

     "Section 5. Closing of Transfer Books; Record Date. A. Record Date. In lieu of closing the Stock Transfer Books, the Board of Directors may fix a future date as the record date for such determination of Stockholders, such date in any case to be not more than seventy (70) days prior to the date of action which requires such determination."; and further

III. Article IV, Section 2. of the Bylaws is hereby amended to read in its entirety as follows:

     "Article IV Officers. Section 2. Removal. Any Officer or agent or employee of the Corporation may be removed by a majority vote of the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of any Officer or agent shall not of itself create contract rights."

IV. Article V, Section 5. Corporation to Have Right of First Option to Buy Stock of the Bylaws is hereby deleted in its entirety.

With the foregoing exception, the remaining provisions of the Bylaws of the Corporation shall remain in full force and effect.

     IN  WITNESS  WHEREOF,  I have  fixed  my  signature  and  the  seal  of the
Corporation this ..... day of ........., 199.....



                                             -----------------------------------
                                             Raymond E. McElhaney, Secretary